AMCAP Fund, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$17,542
Class B	$ -
Class C	$ -
Class F	$2,423
Total	$19,965
Class 529-A	$376
Class 529-B	$ -
Class 529-C	$ -
Class 529-E	$12
Class 529-F	$14
Class R-1	$ -
Class R-2	$ -
Class R-3	$399
Class R-4	$439
Class R-5	$619
Total	$1,859

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0210
Class B	$0.0000
Class C	$0.0000
Class F	$0.0215
Class 529-A	$0.0202
Class 529-B	$0.0000
Class 529-C	$0.0000
Class 529-E	$0.0107
Class 529-F	$0.0260
Class R-1	$0.0000
Class R-2	$0.0000
Class R-3	$0.0111
Class R-4	$0.0201
Class R-5	$0.0292

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	838,051
Class B	60,163
Class C	85,440
Class F	114,478
Total	1,098,132
Class 529-A	19,204
Class 529-B	4,098
Class 529-C	6,275
Class 529-E	1,133
Class 529-F	580
Class R-1	1,984
Class R-2	20,332
Class R-3	36,721
Class R-4	22,327
Class R-5	23,003
Total	135,657

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$19.15
Class B	$18.45
Class C	$18.34
Class F	$19.06
Class 529-A	$19.10
Class 529-B	$18.52
Class 529-C	$18.53
Class 529-E	$18.92
Class 529-F	$19.13
Class R-1	$18.65
Class R-2	$18.63
Class R-3	$18.92
Class R-4	$19.08
Class R-5	$19.22